                                                                    EXHIBIT 99.2

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   We are a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial & specialty and communications markets. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. Industrial & specialty wire and cable products conduct electrical current for industrial and commercial power and control applications. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications.

   We operate our businesses in three main geographic regions: 1) North America, 2) Europe and 3) Oceania. The following table sets forth net sales and operating income by geographic region for the periods presented, in millions of dollars:

                                                          Year Ended December 31,                  Nine Months Ended September 30,
                                            ---------------------------------------------------    --------------------------------
                                                 2000              2001               2002              2002              2003
                                            --------------    ---------------    --------------    --------------    --------------
                                            Amount      %      Amount      %     Amount      %     Amount      %      Amount     %
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
Net Sales:
 North America .........................   $1,399.8     79%   $1,267.7     77%  $1,077.2     74%  $  825.9     75%   $  793.3    70%
 Europe ................................      323.9     18       322.2     19      314.7     22      232.0     21       277.9    25
 Oceania ...............................       55.0      3        61.5      4       62.0      4       44.6      4        61.9     5
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
   Subtotal.............................    1,778.7    100%    1,651.4    100%   1,453.9    100%   1,102.5    100%    1,133.1   100%
                                                       ===                ===               ===               ===               ===
 Divested businesses ...................      383.4                 --                --                --                 --
                                           --------          ---------          --------          --------           --------
   Total net sales......................   $2,162.1          $ 1,65l.4          $1,453.9          $1,102.5           $1,133.1
                                           ========           ========          ========          ========           ========
Operating Income:
 North America .........................   $  100.5     78%   $   71.7     66%  $   15.0     31%  $   18.1     42%   $    8.1    19%
 Europe ................................       24.1     18        29.6     27       27.7     56       20.4     48        27.6    65
 Oceania ...............................        5.8      4         6.8      6        6.4     13        4.4     10         6.8    16
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
   Subtotal.............................      130.4    100%      108.1    100%      49.1    100%      42.9    100%       42.5   100%
                                                       ===                ===               ===               ===               ===
 Divested businesses ...................      (96.3)                --                --                --                 --
 Corporate charges .....................         --               (3.8)            (33.4)            (28.7)              (1.7)
                                           --------          ---------          --------          --------           --------
   Total operating income...............   $   34.1           $  104.3          $   15.7          $   14.2           $   40.8
                                           ========           ========          ========          ========           ========

   Cash flow from operations in North America accounted for 80%, 76%, 83% and 94% of our total cash flow from operations for the years ended December 31, 2001 and 2002 and nine months ended September 30, 2002 and 2003. Aggregate cash flow from operations in Europe and Oceania accounted for 20%, 24%, 17% and 6% of our total cash flow from operations for the years ended December 31, 2001 and 2002 and nine months ended September 30, 2002 and 2003. For the year ended December 31, 2000, we generated $60.1 million in cash flow from operations in North America and used $44.0 million in cash flow from operations outside North America.

   Approximately 90% of net sales in Europe and Oceania are derived from energy and industrial & specialty cable sales. As a result, these businesses have not been significantly impacted by the global telecommunications spending downturn and the European business specifically is currently benefiting from medium voltage energy cable capacity shortage in Europe and a shift towards environmentally friendly cables.

   Our reported net sales are directly influenced by the price of copper and to a lesser extent aluminum. The price of copper and aluminum has historically been subject to considerable volatility, with the daily selling price of copper cathode on the COMEX averaging $0.77 per pound in the first nine months of 2003, $0.72 per pound in 2002, $0.73 per pound in 2001 and $0.84 per pound in 2000 and the daily selling price of aluminum rod averaging $0.67 per pound in the first nine months of 2003, $0.65 per pound in 2002, $0.69 per pound in 2001 and $0.75 per pound in 2000. We generally pass changes in copper and aluminum prices along to our customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. As a result of this and a number of other practices intended to match copper and aluminum purchases with sales, our profitability has generally not been significantly affected by changes in copper and aluminum prices. We do not engage in speculative metals trading or other speculative activities. Also, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory.

   We generally experience certain seasonal trends in sales and cash flow. Larger amounts of cash are generally required during the first and second quarters of the year to build inventories in anticipation of higher demand during the spring and summer months, when construction activity increases. In general, receivables related to higher sales activity during the spring and summer months are collected during the fourth quarter of the year.

Current Business Environment and Outlook

   We are operating in a difficult business environment. The wire and cable industry is competitive, mature and cost driven. In many business segments, there is little differentiation among industry participants from a manufacturing or technology standpoint. In addition to these general industry conditions, in the industrial & specialty segment, industrial construction spending in North America, which influences industrial cable demand, is significantly less than the past ten-year peak level. However, this segment is also experiencing stable demand for cables utilized in industrial repairs and maintenance and the automotive aftermarket. The communications segment has experienced a significant decline from historical spending levels for outside plant telecommunications products and a weak market for switching/local area networking cables. We believe sales for communications wire and cable products will increase over time because current levels of spending by our communication wire and cable customers are insufficient to maintain their network infrastructures. In addition, the 2003 power outages in the U.S., Canada and Europe emphasized a need to upgrade the power transmission infrastructure used by electric utilities, which may, over time, cause an increase in demand for our products.

   We believe our investment in Lean Six Sigma training, coupled with effectively utilized manufacturing assets, provides a cost advantage compared to many of our competitors and generates costs savings which help offset rising raw material prices and other general economic cost increases. In addition, our customer and supplier integration capabilities, one-stop selling, and geographic and product balance are sources of competitive advantage. As a result, we believe we are well positioned, relative to our competitors, in the current difficult business environment.

   As part of our ongoing efforts to reduce our total operating costs, we continuously evaluate our ability to more efficiently utilize our existing manufacturing capacity. Such evaluation includes the costs associated with and benefits to be derived from the combination of existing manufacturing assets into fewer plant locations and the possible outsourcing of certain manufacturing processes. During the first quarter of 2001, we closed one of our communication cable plants and incurred a pre-tax charge of approximately $4.8 million in that quarter. In the second quarter of 2002, we incurred a pre-tax charge of $19.7 million in conjunction with the closure of two additional communication cables plants.

   We are in the process of closing one of our North American manufacturing facilities, which we expect will result in approximately $7 million of costs in the quarter ending December 31, 2003, of which approximately $4 million will be cash costs. In addition, we are currently evaluating closures of two additional North American facilities. We plan to announce the results of our evaluation either late this quarter or early next year and would take additional charges over the period the operations are wound down should we decide to rationalize these two facilities. The cost to rationalize these facilities could approximate $20 million, with cash costs of approximately one-third of this amount.

   We anticipate lower sales in the fourth quarter of 2003 compared to the third quarter of 2003, which in part reflects our historic seasonality and the unfavorable impact on earnings of expected lower production volumes as we continue to reduce our inventories. Net income is expected to be approximately breakeven for the fourth quarter of 2003 before giving effect to charges relating to plant rationalizations and the financial impact of the refinancing transactions. Our results in the fourth quarter could also be impacted by variations in customer order patterns as a result of year-end budgetary considerations.

   Our expectations related to future financial results are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and must be viewed in light of the discussion under the heading "Forward-looking Statements" in our publicly filed statements and reports. We caution you not to place undue reliance on these expectations, which are speculative in nature. Our actual results may differ materially from these expectations due to various risks including, without limitation, decreases in our customers' capital spending from their current levels in the U.S. and other markets in which we operate; reductions or delays in customer orders for our products; increases in the price of, or decreases in the availability of, our supply of raw materials we use in our manufacturing processes; changes in our expectations relating to inventory reductions and other risks identified in our publicly filed statements and reports under "Forward-looking Statements" and "Risk Factors."

Acquisitions and Divestitures

   We actively seek to identify key trends in the industry to migrate our business to capitalize on expanding markets and new niche markets or exit declining or non-strategic markets in order to achieve better returns. We also set aggressive performance targets for our business and intend to refocus or divest those activities which fail to meet our targets or do not fit our long-term strategies.

   During 1999, we acquired the worldwide energy cable and cable systems businesses of Balfour Beatty plc, formerly known as BICC plc, with operations in the United States, Canada, Europe, Africa, the Middle East and Asia Pacific. This acquisition was completed in three phases during 1999 for a total payment of $385.8 million. The acquisition was accounted for as a purchase, and accordingly, the results of operations of the acquired businesses are included in the consolidated financial statements for periods after the respective closing dates.

   In December 1999, we decided to sell certain business units due to their deteriorating operating performance. On February 9, 2000, we signed a definitive agreement with Pirelli Cavi e Sistemi S.p.A., of Milan, Italy, for the sale of the stock of these businesses for proceeds of $216 million, subject to closing adjustments. The closing adjustments included changes in net assets of the businesses sold since November 30, 1999, resulting from operating losses and other adjustments as defined in the sale agreement. The businesses sold were acquired from BICC plc during 1999 and consisted primarily of the operations in the United Kingdom, Italy and Africa and a joint venture interest in Malaysia. Gross proceeds of $180 million were received during the third quarter of 2000 as a down payment against the final post-closing adjusted purchase price. During the third quarter of 2001, the final post-closing adjusted purchase price was agreed as $164 million resulting in the payment of $16 million to Pirelli. We provided for a larger settlement amount in the third quarter of 2000, and therefore, $7 million of income was recognized in the third quarter of 2001. Proceeds from the transaction have been used to reduce our outstanding debt.

   In September 2000, we acquired Telmag S.A. de C.V., a Mexico-based manufacturer of telecommunications cables for $23 million. The acquisition brought us additional outside plant telecommunications cable capacity as well as provided available capacity for a broad range of telecommunications cables.

   In March 2001, we sold the shares of our Pyrotenax business unit to Raychem HTS Canada, Inc., a business unit of Tyco International, Ltd., for $60 million, subject to closing adjustments. The business unit, with operations in Canada and the United Kingdom, principally produced mineral insulated high-temperature cables. During the second quarter of 2002, the final post-closing adjusted purchase price was agreed and resulted in a payment to Tyco International, Ltd. of approximately $2 million during the third quarter of 2002. The proceeds from the transaction were used to reduce our debt.

   In September 2001, we announced our decision to exit the consumer cordsets business. As a result of this decision, we closed our Montoursville, Pennsylvania plant. This facility manufactured cordset products including indoor and outdoor extension cords, temporary lighting and extension cord accessories.

   In October 2001, we sold substantially all of the manufacturing assets and inventory of our building wire business to Southwire Company for $82 million of cash proceeds and the transfer to us of certain data communication cable manufacturing equipment. Under the building wire sale agreement, Southwire purchased the inventory and substantially all of the property, plant and equipment located at our Watkinsville, Georgia and Kingman, Arizona facilities and the wire and cable manufacturing equipment at our Plano, Texas facility. We retained and continue to operate the copper rod mill in Plano, however we have closed the Plano wire mill. The assets sold were used in manufacturing building wire products principally for the retail and electrical distribution markets. During the second quarter of 2002, the final purchase price for this transaction was agreed resulting in a de minimis cash payment to Southwire. Proceeds from the transaction have been used to reduce our outstanding debt.

   Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. Administrative expenses formerly allocated to this segment are now reported in the continuing operations segments. Prior periods have been restated to reflect this change.

   During the second quarter of 2002, we formed a joint venture company to manufacture and market fiber optic cables. We contributed assets, primarily inventory and machinery and equipment, to a subsidiary company which was then contributed to the joint venture in exchange for a $10.2 million note receivable which resulted in a $5.6 million deferred gain on the transaction. We will recognize the gain as the note is repaid. At December 31, 2002 and September 30, 2003, other non-current assets included an investment in the joint venture of $3.8 million. The December 31, 2002 and September 30, 2003 balance sheets included a $10.2 million note receivable from the joint venture in other non-current assets and a deferred gain from the initial joint venture formation of $5.6 million in other liabilities.

   Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates and currently have identified one potential candidate with which we are engaged in preliminary discussions. We believe that an acquisition of this potential candidate would enhance our global business. However, we have no agreement or understanding with respect to this potential candidate and we cannot assure you that any such acquisition will be successfully completed. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms.

Significant Accounting Policies

   Management's Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of significant accounting policies is provided in Note 2 to Notes to Audited Consolidated Financial Statements. The application of these policies requires management to make estimates and judgments that affect the amounts reflected in the financial statements. Management based its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The critical judgments impacting the financial statements include determinations with respect to inventory valuation, pension accounting and valuation allowances for deferred income taxes.

   We utilize the LIFO method of inventory accounting for our metals inventory. Our use of the LIFO method results in our income statement reflecting the current costs of metals, while metals inventories in the balance sheet are valued at historical costs as the LIFO layers were created. As a result of declining copper prices, the historic LIFO cost of our copper inventory exceeded its replacement cost by approximately $16 million at December 31, 2002 and $5 million at September 30, 2003. If we were not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize in our income statement all or a portion of the higher LIFO value of the inventory. Additionally, if LIFO inventory quantities are reduced in a period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

   In 2002, we recorded a $2.5 million charge ($1.4 million in the third quarter and $1.1 million in the fourth quarter of 2002) for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. We have further reduced inventory quantities during the third quarter of 2003 and as a result have recorded a $0.8 million charge. We expect to further reduce inventory quantities in the fourth quarter of 2003 which is expected to result in an additional LIFO liquidation charge. The LIFO liquidation charge will adversely affect margins, however, the amount of the charge to be incurred in the fourth quarter of 2003 will be dependent upon the quantity of the inventory reduction for the year and the market price of the metals during the period the inventory liquidation occurred.

   Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets of 9.0%. This assumption was based on input from our actuaries, including their review of historical 10 year, 20 year, and 25 year rates of inflation and real rates of return on various broad equity and bond indices in conjunction with the diversification of the asset portfolio. The expected long-term rate of return on assets is based on an asset allocation assumption of 65% allocated to equity investments, with an expected real rate of return of 7%, and 35% with fixed-income investments, with an expected real rate of return of 3%, and an assumed long-term rate of inflation of 3.5%. Because of market fluctuations, the actual asset allocation as of December 31, 2002 and September 30, 2003 were 78% and 76%, respectively, of equity investments and 22% and 24%, respectively, of fixed-income investments. Management believes that our long-term asset allocation on average will approximate our assumption and that a 9.0% long-term rate of return is a reasonable assumption.

   The determination of pension expense for defined benefit pension plans is based on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a three-year period from the year in which they occur. Investment gains and losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a three-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

   The determination of future pension obligations utilizes a discount rate based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency which are expected to be available during the period to maturity of the projected pension benefits obligations, and input from our actuaries. The discount rate used at December 31, 2002 was 6.5%.

   We evaluate our actuarial assumptions, at least annually, and adjust them as necessary. Due to the effect of the unrecognized actuarial losses based on an expected rate of return on plan assets of 9.0%, a discount rate of 6.5% and various other assumptions, our pension expense for our defined benefit plans will be approximately $7.7 million in 2003. In 2004, pension expense is expected to increase $0.6 million from 2003. A 1% decrease in the assumed discount rate would increase pension expense by approximately $0.8 million. Future pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the plans. In the event that actual results differ from the actuarial assumptions, the funded status of the defined benefit plans may change and any such deficiency could result in a charge to equity and an increase in future pension expense and cash contributions.

   We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should we determine that we would be able to realize our deferred tax assets in the future in an amount that was in excess of our net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made. At December 31, 2002 and 2001, the valuation allowance was $19.2 million and $5.6 million, respectively. At September 30, 2003, the valuation allowance was $19.2 million.

Results of Operations

   The following tables set forth, for the periods indicated, statement of operations data in millions of dollars and as a percentage of net sales. For the year ended December 31, 2000 the results of operations are split between the ongoing businesses after the closing of the transaction with Pirelli and that have been divested. Percentages may not add due to rounding.

                                                      Ongoing Businesses                                   Nine Months
                                                   Year Ended December 31,                             Ended September 30,
                                  ---------------------------------------------------------   -------------------------------------
                                         2000                2001                2002                2002                2003
                                  -----------------   -----------------   -----------------   -----------------    ----------------
                                   Amount       %      Amount       %      Amount       %      Amount       %       Amount      %
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net sales .....................   $1,778.7    100.0%  $1,651.4    100.0%  $1,453.9    100.0%  $1,102.5    100.0%   $1,133.1   100.0%
Cost of sales .................    1,486.8     83.6    1,410.7     85.4    1,287.3     88.5      972.1     88.2       998.7    88.1
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Gross profit ..................      291.9     16.4      240.7     14.6      166.6     11.5      130.4     11.8       134.4    11.9
Selling, general and
 administrative expenses ......      161.5      9.1      136.4      8.3      150.9     10.4      116.2     10.5        93.6     8.3
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Operating income ..............      130.4      7.3      104.3      6.3       15.7      1.1       14.2      1.3        40.8     3.6
Other income ..................         --       --        8.1      0.5         --       --         --       --          --      --
Interest expense, net .........      (45.8)    (2.6)     (43.9)    (2.7)     (42.6)    (2.9)     (31.1)    (2.8)      (32.8)   (2.9)
Other financial costs .........         --       --      (10.4)    (0.6)      (1.1)    (0.1)        --       --          --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Earnings (loss) from
 continuing operations before
 income taxes .................       84.6      4.8       58.1      3.5      (28.0)    (1.9)     (16.9)    (1.5)        8.0     0.7
Income tax (provision) benefit       (30.1)    (1.7)     (20.6)    (1.2)       9.9      0.7        6.0      0.5        (2.8)   (0.2)
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Income (loss) from continuing
 operations ...................       54.5      3.1       37.5      2.3      (18.1)    (1.2)     (10.9)    (1.0)        5.2     0.5
Loss from discontinued
 operations (net of tax) ......       (7.7)    (0.4)      (6.8)    (0.4)        --       --         --       --          --      --
Loss on disposal of
 discontinued operations (net
 of tax) ......................         --       --      (32.7)    (2.0)      (5.9)    (0.4)      (3.9)    (0.4)         --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net income (loss) .............   $   46.8      2.6%  $   (2.0)    (0.1)% $  (24.0)    (1.7)% $  (14.8)    (1.4)%  $    5.2     0.5%
                                  ========    =====   ========    =====   ========    =====   ========    =====    ========   =====
Diluted earnings (loss) of
 continuing operations per
 common share .................   $   1.62            $   1.13            $  (0.55)           $  (0.33)            $   0.16
                                  ========            ========            ========            ========             ========
Diluted loss of discontinued
 operations per common share ..   $  (0.23)           $  (1.19)           $  (0.18)           $  (0.12)            $     --
                                  ========            ========            ========            ========             ========
Diluted earnings (loss) of
 ongoing businesses per common
 share ........................   $   1.39            $  (0.06)           $  (0.73)           $  (0.45)            $   0.16
                                  ========            ========            ========            ========             ========

                                      Divested
                                     Businesses
                                     Year Ended
                                    December 31,
                                  -----------------
                                         2000
                                  -----------------
                                   Amount       %
                                  --------    -----
Net sales .....................   $  383.4    100.0%
Cost of sales .................      383.6    100.0
                                  --------    -----
Gross profit (loss) ...........       (0.2)      --
Selling, general and
 administrative expenses ......       96.1     25.1
                                  --------    -----
Operating loss ................      (96.3)   (25.1)
Interest expense, net .........      (14.0)    (3.7)
Other financial costs .........       (3.3)    (0.9)
                                  --------    -----
Loss before income taxes ......     (113.6)   (29.6)
Income tax benefit ............       40.4     10.5
                                  --------    -----
Net loss ......................   $  (73.2)   (19.1)%
                                  ========    =====
Diluted loss per common share .   $  (2.18)
                                  ========

                                                        Total Company                                      Nine Months
                                                   Year Ended December 31,                             Ended September 30,
                                  ---------------------------------------------------------   -------------------------------------
                                         2000                2001                2002                2002                2003
                                  -----------------   -----------------   -----------------   -----------------    ----------------
                                   Amount       %      Amount       %      Amount       %      Amount       %       Amount      %
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net sales .....................   $2,162.1    100.0%  $1,651.4    100.0%  $1,453.9    100.0%  $1,102.5    100.0%   $1,133.1   100.0%
Cost of sales .................    1,870.4     86.5    1,410.7     85.4    1,287.3     88.5      972.1     88.2       998.7    88.1
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Gross profit ..................      291.7     13.5      240.7     14.6      166.6     11.5      130.4     11.8       134.4    11.9
Selling, general and
 administrative expenses ......      257.6     11.9      136.4      8.3      150.9     10.4      116.2     10.5        93.6     8.3
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Operating income ..............       34.1      1.6      104.3      6.3       15.7      1.1       14.2      1.3        40.8     3.6
Other income ..................         --       --        8.1      0.5         --       --         --       --          --      --
Interest expense, net .........      (59.8)    (2.8)     (43.9)    (2.7)     (42.6)    (2.9)     (31.1)    (2.8)      (32.8)   (2.9)
Other financial costs .........       (3.3)    (0.2)     (10.4)    (0.6)      (1.1)    (0.1)        --       --          --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Earnings (loss) from
 continuing operations before
 income taxes .................      (29.0)    (1.3)      58.1      3.5      (28.0)    (1.9)     (16.9)    (1.5)        8.0     0.7
Income tax (provision) benefit        10.3      0.5      (20.6)    (1.2)       9.9      0.7        6.0      0.5        (2.8)   (0.2)
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Income (loss) from continuing
 operations ...................      (18.7)    (0.9)      37.5      2.3      (18.1)    (1.2)     (10.9)    (1.0)        5.2     0.5
Loss from discontinued
 operations (net of tax) ......       (7.7)    (0.4)      (6.8)    (0.4)        --       --         --       --          --      --
Loss on disposal of
 discontinued operations (net
 of tax) ......................         --       --      (32.7)    (2.0)      (5.9)    (0.4)      (3.9)    (0.4)         --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net income (loss) .............   $  (26.4)    (1.2)% $   (2.0)    (0.1)% $  (24.0)    (1.7)% $  (14.8)    (1.4)%  $    5.2     0.5%
                                  ========    =====   ========    =====   ========    =====   ========    =====    ========   =====
Diluted earnings (loss) of
 continuing operations per
 common share .................   $  (0.56)           $   1.13            $  (0.55)           $  (0.33)            $   0.16
                                  ========            ========            ========            ========             ========
Diluted loss of discontinued
 operations per common share ..   $  (0.23)           $  (1.19)           $  (0.18)           $  (0.12)                  --
                                  ========            ========            ========            ========             ========
Diluted loss of total company
 per common share .............   $  (0.79)           $  (0.06)           $  (0.73)           $  (0.45)            $   0.16
                                  ========            ========            ========            ========             ========

Nine Months Ended September 30, 2003 Compared with Nine Months Ended September 30, 2002

   Net income was $5.2 million, or $0.16 on a per diluted share basis in the first nine months of 2003 compared to a net loss of $(14.8) million, or $(0.45) per diluted share, in the first nine months of 2002. The net income for the first nine months of 2003 includes a pre-tax charge of $0.8 million for the liquidation of LIFO inventory quantities in North America and a pre-tax corporate charge of $1.7 million for severance related to our ongoing cost cutting efforts in Europe. The first nine months of 2002 net loss of $(14.8) million includes a pre-tax charge of $1.4 million for the liquidation of LIFO inventories and pre-tax corporate charges of $20.5 million to close two manufacturing plants in North America, $3.6 million to reduce to fair value certain assets contributed to our Fiber Optic joint venture created in the second quarter, a $2.9 million charge related to severance costs and $1.7 million related to the sale of our small non-strategic, United Kingdom based specialty cables business. The first nine months of 2002 net loss of $(14.8) million also includes a $6.0 million discontinued operations pre-tax charge principally related to an estimated lower net realizable value for real estate remaining from our former building wire business, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment in millions of dollars. Net sales for the first nine months of 2002 have been adjusted to reflect the first nine months of 2003 copper COMEX average price of $0.77 and the aluminum rod average price of $0.67 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                   Nine Months Ended September 30,
                                                                                                  ---------------------------------
                                                                                                        2002              2003
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  396.8     35%   $  413.5    36%
Industrial & specialty ........................................................................      388.8     35       395.1    35
Communications ................................................................................      335.0     30       324.5    29
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,120.6    100%    1,133.1   100%
                                                                                                              ===               ===
Metal adjustment                                                                                     (18.1)                --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,102.5           $1,133.1
                                                                                                  ========           ========

   Net sales increased 3% to $1,133.1 million in the first nine months of 2003 from $1,102.5 million in the first nine months of 2002. The net sales increase included $62.4 million favorable impact of foreign currency exchange rate changes principally related to our European operations. After adjusting 2002 net sales to reflect the $0.05 increase in the average monthly COMEX price per pound of copper and the $0.02 increase in the average aluminum rod price per pound in the first nine months of 2003, net sales increased 1% to $1,133.1 million, up from $1,120.6 million in 2002. The increase in metal-adjusted net sales reflects a 4% increase in the energy segment, a 2% increase in the industrial & specialty segment and 3% decrease in the communications segment.

   The 4% increase in metal-adjusted net sales for the energy segment reflects a 24% increase in net sales in our international operations, partially offset by a 3% decrease in net sales in North America. Our international operations have benefited from increased sales resulting from new contract awards throughout Europe and a favorable impact from changes in foreign currency exchange rates. The North American net sales decrease reflects lower sales volume, however, during the third quarter of 2003, customer demand strengthened versus the same period in the prior year. We anticipate that sales volume for North American customers should continue to improve over time as utility customers address capital projects that were previously deferred. These capital projects include enhancements to the power transmission and distribution grid. However, in the first nine months of 2003 projects were not released as quickly as expected. Management believes the timing of these projects has slowed in anticipation of pending energy legislation in the United States. This legislation could provide future regulatory relief and allow North American utility companies to earn an adequate rate of return on their investment in upgrading the transmission grid infrastructure. The sales volume in the first quarter of 2003 was also negatively impacted by unseasonable weather in the Midwest and Northeast, which affected the ability of our customers to install cables.

   The 2% increase in metal-adjusted net sales in the industrial & specialty segment was principally due to a 17% increase in our international operations, growth in our domestic automotive aftermarket business and an increase in sales of industrial cables utilized in repairs and maintenance. The increase in net sales of our international operations includes a favorable impact from changes in foreign currency exchange rates and the introduction of environmentally friendly cables in Europe, an area in which our European operation is a leader. These increases were partially offset by a 20% decrease in net sales of the North American industrial business, the result of the continued weakness in demand for cables utilized in new industrial construction and other major infrastructure projects, which is expected to continue through 2003.

   The 3% decrease in the communications segment metal-adjusted net sales principally relates to a decrease in North American sales volume of telephone exchange cable and data communication cable. Metal-adjusted net sales of telephone exchange cable were off 5% for the first nine months of 2003 compared to the same period in 2002. However, during the third quarter of 2003, customer demand strengthened compared to the same period in the prior year. As a result of our position as a low cost producer, these products have historically been one of our most profitable business segments. The timing of the resumption of sales of telephone exchange cables to the telephone operating companies to more historic levels is unknown and represents a significant area of uncertainty with regard to our financial future performance. The sales volume decrease in data communication cables is the result of information technology infrastructure spending being constrained.

 Selling, General and Administrative Expense

   Selling, general and administrative expense decreased to $93.6 million in the first nine months of 2003 from $116.2 million in the first nine months of 2002. This decrease reflects the impact of actions taken to reduce fixed SG&A expense and controllable spending. These actions were partially offset by increased medical and pension related costs experienced during 2003 and the impact of increased SG&A expense in our European operations as a result of foreign currency exchange rate changes. In addition, SG&A expense includes $1.7 million of severance costs related to our European operations in the first nine months of 2003 and $23.8 million of corporate charges, primarily relating to the closure of manufacturing plants and severance costs, for the same period in 2002.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars.

                                                                                                           Operating Income
                                                                                                    Nine Months Ended September 30,
                                                                                                    -------------------------------
                                                                                                         2002            2003
                                                                                                    -------------    ------------
                                                                                                    Amount     %     Amount    %
                                                                                                    ------    ---    ------   ---
Energy ..........................................................................................   $ 28.7     67%   $29.4     69%
Industrial & specialty ..........................................................................      7.5     17      7.8     18
Communications ..................................................................................      6.7     16      5.3     13
                                                                                                    ------    ---    ------   ---
   Subtotal excluding corporate charges..........................................................     42.9    100%    42.5    100%
                                                                                                              ===             ===
Corporate charges ...............................................................................    (28.7)           (1.7)
                                                                                                    ------           ------
   Total operating income........................................................................   $ 14.2           $40.8
                                                                                                    ======           =====

   Operating income of $40.8 million for the first nine months of 2003 increased from $14.2 million for the first nine months of 2002. This increase is primarily the result of reduced corporate charges in 2003, as discussed above. Operating income also increased due to our ongoing cost reduction initiatives in SG&A and manufacturing, strong performance from our European operations and the favorable impact of foreign currency exchange rate changes and a $0.6 million reduction in the LIFO liquidation charge incurred in 2003 compared to 2002. Offsetting these increases were reduced selling prices in the North American communications and, to a lesser extent, energy segments and reduced North American sales volume. Additionally, increased raw material costs (most notably polyethylene) which were not fully recovered during the 2003 nine month period and higher pension and employee fringe benefit costs negatively impacted operating income.

 Interest Expense

   Net interest expense increased to $32.8 million in the first nine months of 2003 from $31.1 million in 2002. The increase in interest expense is primarily the result of a higher credit spread for our borrowings due to the October 2002 credit facility amendment and the amortization of bank fees related to the amendment, partially offset by lower average net borrowings and lower interest rates on the floating rate portion of our debt.

 Tax Rates

   Our effective tax rate for 2003 and 2002 was 35.5%.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

   The net loss was $(24.0) million, or $(0.73) per diluted share, in 2002 compared to a net loss of $(2.0) million, or $(0.06) per diluted share, in 2001. The 2002 net loss of $(24.0) million includes a $2.5 million charge related to the liquidation of LIFO inventory quantities in North America and pre-tax corporate charges of $34.5 million, of which $5.6 million was recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), $27.8 million was recorded in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements) and $1.1 million was recorded in other financial costs. These charges consisted of $21.2 million to close two manufacturing plants in North America, $6.9 million in severance and severance related costs worldwide, $3.6 million to reduce to fair value certain assets contributed to our fiber optic joint venture created in the second quarter, $1.7 million related to the sale of our non-strategic, United Kingdom based specialty cables business, and $1.1 million related to the write-off of unamortized bank fees as a result of the October 2002 amendment to our credit facility. The 2002 net loss of $(24.0) million also includes a $9.1 million discontinued operations pre-tax charge principally related to an estimated lower net realizable value for real estate remaining from our former building wire business, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

   The 2001 net loss of $(2.0) million includes net pre-tax corporate charges of $56.8 million consisting of $6.1 million of net continuing operations charges and $50.7 million of charges related to the disposal of discontinued operations. The $6.1 million of 2001 pre-tax operating charges includes
$7.0 million of charges recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), a net of $3.2 million of income reported in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements), $8.1 million reported as other income and $10.4 million reported as other financial costs. The $6.1 million of 2001 pre-tax charges includes $8.1 million of income from a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom, a net gain of $23.8 million related to the sale of the Pyrotenax business and $7.0 million in income from the settlement of the final purchase price of certain assets sold to Pirelli, all more than offset by $16.5 million in severance costs, $4.8 million in costs to close a manufacturing plant, a $5.5 million loss on the sale of our non-strategic business that designed and manufactured extrusion tooling and accessories, $10.4 million in costs associated with our accounts receivable asset-backed securitization program and a restructuring of our interest costs, $7.0 million in inventory disposal costs and $0.8 million of other costs. The $50.7 million of charges related to the disposal of discontinued operations consists of $21.4 million related to the sale of the building wire business, $16.6 million for the closure of our Montoursville, Pennsylvania plant, which manufactured retail cordsets, $10.6 million for the closure of four regional distribution centers and $2.1 million for other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment, in millions of dollars. Net sales for the year 2001 have been adjusted to the 2002 copper COMEX average of $0.72 per pound and the aluminum rod average of $0.65 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                       Year Ended December 31,
                                                                                                  ---------------------------------
                                                                                                        2001              2002
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  511.2     31%   $  516.0    36%
Industrial & specialty ........................................................................      534.9     33       499.4    34
Communications ................................................................................      589.4     36       438.5    30
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,635.5    100%    1,453.9   100%
                                                                                                              ===               ===
Metal adjustment ..............................................................................       15.9                 --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,651.4           $1,453.9
                                                                                                  ========           ========

   Net sales decreased 12% to $1,453.9 million in 2002 from $1,651.4 million in 2001. The net sales decrease is net of a $21 million favorable impact of exchange rate changes from 2001 to 2002. After adjusting 2001 net sales to reflect the $0.01 decrease in the average monthly COMEX price per pound of copper and the $0.04 decrease in the average aluminum rod price per pound in 2002, net sales decreased 11% to $1,453.9 million, down from $1,635.5 million in 2001. The decrease in metal-adjusted net sales reflects a

1% increase in energy products, a 7% decrease in industrial & specialty products and 26% decrease in communication products.

   The 26% decrease in communication products metal-adjusted net sales principally relates to lower sales volume of outside plant telecommunications cable and to a lesser extent high bandwidth networking cables. Sales volume for outside plant telecommunications cable decreased year over year as many customers significantly reduced their capital spending in 2002.

   The increase of 1% in metal-adjusted net sales in the energy products segment is the result of higher volume in the North American market as we realize the effect of new contracts won during 2001 and higher sales in Europe as we continue to enjoy an increased presence with major European utilities. During the second half of 2002, we benefited from contract awards won earlier in the year, including a two-year supply agreement with Electricite de France, one of Europe's largest electric utility companies. This contract award for medium voltage energy cables commenced in June 2002 and is valued at the equivalent of approximately $30 million through 2004. We also benefited from our expanded position in the Italian and United Kingdom energy cables markets. Partially offsetting these volume increases was lower pricing in the North American market.

   The 7% decrease in industrial & specialty products metal-adjusted net sales includes the negative impact of the March 2001 divestiture of the Pyrotenax business and the June 2001 divestiture of our extrusion tooling business. Excluding the impact of these businesses, industrial & specialty products metal-adjusted net sales decreased 5% from the prior year. This decrease is primarily the result of continued weak demand and pricing in many industrial sectors of the North American economy. This decrease is partially offset by a 4% increase in metal-adjusted net sales for our international operations.

 Selling, General and Administrative Expense

   Selling, general and administrative expense increased to $150.9 million in 2002 from $136.4 million in 2001. The 2002 and 2001 SG&A expense includes $27.8 million of corporate operating expenses and $3.2 million of corporate operating income, respectively (see Note 4 to Notes to Audited Consolidated Financial Statements). Excluding these expenses and income, SG&A expense on a consistent basis decreased 12%. The 12% reduction reflects the lower sales volumes and the impact of an aggressive program implemented since November 2001 to reduce fixed selling, general and administrative expense and controllable spending. The program included the elimination of salaried and hourly positions worldwide and other actions. Despite a 12% decrease in reported net sales year over year, selling, general and administrative expense, before corporate operating items, as a percent of net sales was flat compared to 2001 at 8.5%.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars.

                                                                                                             Operating Income
                                                                                                         Year Ended December 31,
                                                                                                      -----------------------------
                                                                                                           2001            2002
                                                                                                      -------------    ------------
                                                                                                      Amount     %     Amount    %
                                                                                                      ------    ---    ------   ---
Energy ............................................................................................   $ 35.3     33%   $ 36.9    75%
Industrial & specialty ............................................................................     24.3     22       9.7    20
Communications ....................................................................................     48.5     45       2.5     5
                                                                                                      ------    ---    ------   ---
   Subtotal excluding corporate charges............................................................    108.1    100%     49.1   100%
                                                                                                                ===             ===
Corporate charges .................................................................................     (3.8)           (33.4)
                                                                                                      ------           ------
   Total operating income..........................................................................   $104.3           $ 15.7
                                                                                                      ======           ======

   As of January 1, 2001, we changed our accounting method related to our non-North American metals inventory from the FIFO method to the LIFO method, resulting in a $4.1 million increase in operating income in 2001.

   Operating income, including the corporate operating charges of $33.4 million in 2002 discussed above and the $3.8 million of corporate operating items in 2001 noted above, decreased 85% to $15.7 million in 2002 from $104.3 million in 2001. Excluding the corporate operating charges of $33.4 million in 2002 and $3.8 million in 2001, operating income decreased 55% to $49.1 million in 2002 from $108.1 million in 2001. Operating income decreased principally as a result of reduced sales volume in the Communications and Industrial & specialty segments and reduced selling prices in all three segments, partially offset by increased volume in the Energy segment as well as lower operating costs from our cost containment programs.

 Other Financial Costs

   In October 2002, we recorded other financial costs of $1.1 million related to the write-off of unamortized bank fees as a result of the October 2002 credit facility amendment. Of the $1.1 million, $0.6 million related to fees paid in April 2002 for a prior amendment, the terms of which were substantially amended by the October amendment and $0.5 million was due to a reduction in the borrowing capacity available under the revolving portion of the credit facility.

   During 2001, we recorded other financial costs of $10.4 million as a result of recognizing $4.2 million of costs associated with the implementation of our accounts receivable asset-backed securitization program. We also wrote off $2.0 million in unamortized bank fees as a result of a reduction in the borrowing capacity of our credit facility due to the application of the Pyrotenax proceeds and the accounts receivable asset-backed securitization program proceeds against outstanding debt, and we recorded a loss of $4.2 million related to interest rate collars which were terminated. The collars were terminated in part due to the reduction of indebtedness associated with the Pyrotenax and Pirelli transactions, as well as to allow us to more fully benefit from the more favorable interest rate environment and future interest rate reductions.

 Interest Expense

   Net interest expense, excluding the other financial costs discussed above, was $42.6 million in 2002 compared to $43.9 million in 2001. The decrease reflects reduced debt levels due to the application of the proceeds from non-strategic business divestitures, interest savings from our accounts receivable asset-backed securitization program implemented in the second quarter of 2001 and lower base interest rates under the credit facility in 2002 partially offset by the amortization of bank fees and higher credit spreads related to our April 2002 and October 2002 credit facility amendments.

 Tax Rates

   Our effective tax rate for 2002 and 2001 was 35.5%.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

   The total company comparison is a net loss of $(2.0) million and loss per diluted share of $(0.06) in 2001 compared to a loss of $(26.4) million or $(0.79) per share in 2000. As a result of the August 2000 sale to Pirelli, we recognized a $34.3 million charge in 2000. This charge was related to severance, transaction costs, warranty and other claims, the realization of the foreign exchange translation loss on the divested businesses that was previously charged directly to equity and $3.3 million related to the write-off of unamortized bank fees due to the prepayment of indebtedness which resulted in a reduction in the borrowing capacity of our credit facility.

 Results of Ongoing Businesses

   The ongoing businesses comparison excludes from the 2000 results the losses incurred in the businesses which were divested during 2000 to Pirelli Cavi e Sistemi, S.p.A. The net loss was $(2.0) million, or $(0.06) per diluted share, in 2001 compared to ongoing net income of $46.8 million, or $1.39 per diluted share, for the ongoing businesses in 2000. The 2001 net loss of $(2.0) million includes net pre-tax items of $56.8 million consisting of $6.1 million of net continuing operations charges and $50.7 million of charges related to the disposal of discontinued operations. The $6.1 million of 2001 pre-tax operating charges includes $7.0 million of charges recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), a net of $3.2 million of income reported in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements), $8.1 million reported as other income and $10.4 million reported as other financial costs. The $6.1 million of 2001 pre-tax charges includes $8.1 million of income from a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom, a net gain of $23.8 million related to the sale of the Pyrotenax business and $7.0 million in income from the settlement of the final purchase price of certain assets sold to Pirelli all more than offset by $16.5 million in severance costs, $4.8 million in costs to close a manufacturing plant, a $5.5 million loss on the sale of our non-strategic business which designed and manufactured extrusion tooling and accessories, $10.4 million in costs associated with our accounts receivable asset-backed securitization program and a restructuring of our interest costs, $7.0 million in inventory disposal costs and $0.8 million of other costs. The $50.7 million of charges related to the disposal of discontinued operations consists of $21.4 million related to the sale of the building wire business, $16.6 million for the closure of our Montoursville, Pennsylvania plant which manufactured retail cordsets, $10.6 million for the closure of four regional distribution centers and $2.1 million for other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment, in millions of dollars. Net sales for the year 2000 have been adjusted to the 2001 copper COMEX average of $0.73 per pound and the aluminum rod average of $0.69 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                       Year Ended December 31,
                                                                                                  ---------------------------------
                                                                                                        2000              2001
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  533.8     31%   $  521.8    32%
Industrial & specialty ........................................................................      592.9     34       537.6    32
Communications ................................................................................      615.3     35       592.0    36
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,742.0    100%    1,651.4   100%
                                                                                                              ===               ===
Metal adjustment ..............................................................................       36.7                 --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,778.7           $1,651.4
                                                                                                  ========           ========

   Net sales decreased 7% to $1,651.4 million in 2001 from $1,778.7 million for the ongoing businesses in 2000. After adjusting 2000 net sales to reflect the $0.11 decrease in the average monthly COMEX price per pound of copper in 2001 and adjusting for the $0.06 decrease in the average aluminum rod price per pound in 2001, net sales decreased 5% to $1,651.4 million, down from $1,742.0 million in 2000. The decrease in metal-adjusted net sales reflects a 2% decrease in energy products, a 9% decrease in industrial & specialty products and a 4% decrease in communication products.

   The 4% decrease in communication products metal-adjusted net sales principally relates to lower sales volume of high bandwidth networking cables and outside plant telecommunications cable. Sales volume for both of these products has decreased year over year with the largest decrease occurring in the second half of 2001 as key customers reduced their capital spending. These sales volume decreases were partially offset by improved selling prices during 2001 for outside plant telecommunications cable. Additionally, metal-adjusted net sales in our international operations increased over 70% from the prior year principally as a result of our entry into the Iberian communications market in 2001.

   The decrease of 2% in metal-adjusted net sales in the energy products segment is the result of lower selling prices for certain segments of the North American energy cable market. Sales volume in the North American energy market was flat compared to the 2000 sales volume. Metal-adjusted net sales in the international energy cable market were 5% greater than the prior year primarily due to sales volume increases.

   The 9% decrease in industrial & specialty products metal-adjusted net sales includes the negative impact of the March 2001 divestiture of the Pyrotenax business. Excluding the impact of the Pyrotenax divestiture, industrial & specialty products metal-adjusted net sales decreased 2% from the prior year. This decrease is primarily the result of continued weak demand in many industrial sectors of the North American economy. This decrease is partially offset by a 3% increase in metal-adjusted net sales for our international operations.

 Selling, General and Administrative Expense

   Selling, general and administrative expense decreased to $136.4 million in 2001 from $161.5 million for the ongoing businesses in 2000 reflecting the lower sales volume and a reduction in controllable spending in response to general economic conditions. Selling, general and administrative expense as a percent of metal-adjusted net sales decreased by approximately 80 basis points, from 9.3% in 2000 to 8.5% in 2001.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars:

                                                                                                             Operating Income
                                                                                                         Year Ended December 31,
                                                                                                      -----------------------------
                                                                                                           2000            2001
                                                                                                      -------------    ------------
                                                                                                      Amount     %     Amount    %
                                                                                                      ------    ---    ------   ---
Energy ............................................................................................   $ 40.0     31%   $ 35.3    33%
Industrial & specialty ............................................................................     30.6     23      24.3    22
Communications ....................................................................................     59.8     46      48.5    45
                                                                                                      ------    ---    ------   ---
   Subtotal excluding corporate charges............................................................    130.4    100%    108.1   100%
                                                                                                                ===             ===
Corporate charges .................................................................................       --             (3.8)
                                                                                                      ------           ------
   Total operating income..........................................................................   $130.4           $104.3
                                                                                                      ======           ======

   Operating income, excluding the corporate items of $3.8 million previously discussed, decreased 17% to $108.1 in 2001 from $130.4 million for the ongoing businesses in 2000. Operating income decreased principally as a result of reduced volumes in the communications segment, increased manufacturing costs in the industrial & specialty segment, primarily as a result of lower production volumes, and lower pricing in the energy segment. These reductions in operating income were partially offset by increased volume in European energy cables, favorable pricing in communications cables and manufacturing productivity particularly in the energy segment.

 Other Income

   Other income of $8.1 million in 2001 was principally comprised of a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom.

 Interest Expense

   Net interest expense, excluding the other financial costs of $10.4 million previously discussed, was $43.9 million in 2001 compared to $45.8 million for the ongoing businesses in 2000. The decrease reflects lower interest rates under the credit facility in 2001 and interest savings from our accounts receivable asset-backed securitization program partially offset by increased borrowings during 2000 related to the funding of losses sustained during the prolonged European Union approval process for the business units divested in the third quarter 2000 Pirelli transaction, as well as higher credit spreads. Interest expense for the ongoing businesses for the year ended 2000 was computed as if the sale to Pirelli occurred on January 1, 2000 for $216.0 million.

 Other Financial Costs

   During 2001, we recorded other financial costs of $10.4 million as a result of recognizing $4.2 million of one-time costs associated with the implementation of our accounts receivable asset-backed securitization program. We also wrote off $2.0 million in unamortized bank fees as a result of a reduction in the borrowing capacity of our credit facility due to the application of the Pyrotenax proceeds and the accounts receivable asset-backed securitization program proceeds against outstanding debt, and we recorded a loss of $4.2 million related to interest rate collars which were terminated. The collars were terminated in part due to the reduction of indebtedness associated with the Pyrotenax and Pirelli transactions, as well as to allow us to more fully benefit from the more favorable interest rate environment and future interest rate reductions.

 Tax Rates

   Our effective tax rate for 2001 and 2000 was 35.5%.

   Results of Divested Businesses

   The results for the divested businesses reflect the actual operating results of the businesses through the closing date of August 25, 2000, a $34.3 million charge related to the sale of the businesses and allocated interest costs incurred as if the sale to Pirelli occurred on January 1, 2000 for $216.0 million. The net loss from the divested businesses was $73.2 million or $2.18 per share.

   A significant portion of the net loss from the divested businesses resulted from the supertension and subsea cables operation. The supertension operation was severely impacted by low pricing levels as a result of excess capacity in the market and reduced project activity.

   Operations in Italy and at the distribution cables business in the United Kingdom also experienced significant losses in 2000. Operations in Italy experienced demand that was significantly below the prior year and selling prices that declined in response to changes in the competitive nature of the market resulting from the partial privatization of the principal Italian utility company. The distribution cables business experienced demand levels below historical levels primarily due to lower orders from European utilities.

Liquidity and Capital Resources

   In general, we require cash for working capital, capital expenditures, debt repayment, interest and taxes. Our working capital requirements increase when we experience strong incremental demand for products and/or significant copper and aluminum price increases. Based upon historical experience and the expected availability of funds under our existing credit facility, we believe that our sources of liquidity will be sufficient to enable us to meet our cash requirements for working capital, capital expenditures, debt repayment, interest and taxes for at least the next twelve months. This belief is based on our current outlook, which is not dependent upon a recovery for the next twelve months in the communications or industrial markets which we serve.

   We have a comprehensive plan to improve our capital structure and provide us with increased financial and operating flexibility to execute our business plan by reducing leverage and extending debt maturities. We anticipate that this plan will consist of the following refinancing transactions which will be consummated concurrently: (i) a new $240 million senior secured revolving credit facility,
(ii) a private offering of $275 million principal amount of senior notes, (iii) a private offering of $75 million of Series A redeemable convertible preferred stock and (iv) a public offering of approximately $50 million of common stock. We intend to apply the net proceeds from these refinancing transactions to repay all amounts outstanding under our existing senior secured revolving credit facility, existing senior secured term loans and outstanding borrowings under our existing accounts receivable asset-backed securitization facility and to pay related fees and expenses. The exact amounts raised in each of the refinancing transactions will depend on market conditions and will be determined at the time of the pricing of the transaction.

   We are a holding company with no operations of our own. All of our operations are conducted, and net sales are generated, by our subsidiaries and investments. Accordingly, our cash flow depends on the cash flows of our operations, in particular our North American operations upon which we have historically depended most. However, our ability to use cash flow from our European operations, if necessary, will likely be adversely affected by limitations on our ability to repatriate such earnings tax efficiently.

   Cash flow provided by operating activities in 2002 was $57.3 million. This reflects net income before depreciation and amortization, deferred income taxes and loss on sale of business of $22.7 million, a $61.5 million decrease in inventories, and a $15.1 million decrease in accounts receivable. The change in deferred income taxes reflects a $37.0 million income tax refund received during the second and third quarters of 2002. This income tax refund was attributable to a 2002 U.S. tax law change that enabled us to carryback our 2001 NOL which was recorded as a deferred tax asset at December 31, 2001, to obtain a refund of taxes previously paid. Inventories were reduced during the year by $61.5 million through strong distribution logistics, improved plant schedule attainment and a rebalancing of our production loads including the furloughing of one plant for the entire fourth quarter. These cash flows were partially offset by a decrease in accounts payable, accrued and other liabilities of $34.0 million and an $8.0 million increase in other assets. Our subsidiaries that will guarantee the senior notes represented 80%, 76% and 94% of our total cash flow from operating activities for the years ended
December 31, 2001 and 2002 and nine months ended September 30, 2003.

   Cash flow provided by operating activities in the first nine months of 2003 was $58.2 million. This reflects net income before depreciation and amortization, deferred income taxes and a loss on sale of property of $23.0 million, a $10.4 million increase in accounts payable, accrued and other liabilities, a $19.5 million decrease in other assets which primarily reflects a $13.9 million refund of income taxes paid in previous years received in the first quarter of 2003 and a decrease in inventory of $22.2 million. Inventories were reduced through strong distribution logistics, improved plant schedule attainment and a rebalancing of our production loads with net sales results. These cash flows were partially offset by an increase in accounts receivable of $16.9 million due to the normal seasonality of our business reflecting increased construction activity in the spring and summer. In the comparable period in the prior year, we had a decrease in receivables which primarily reflected the benefit from the collection of receivables from our former building wire business.

   Cash flow used by investing activities was $28.6 million in 2002, principally reflecting $31.4 million of capital expenditures. This level of capital spending is 43% below 2001 and reflects management's decision to limit capital spending given current general economic conditions. This cash outflow was partially offset by $1.7 million of proceeds received from the divestiture of a non strategic business during the second quarter of 2002 and $1.6 million of proceeds from the sale of properties, principally closed manufacturing locations.

   Cash flow used by investing activities was $10.2 million in the first nine months of 2003, principally reflecting $11.8 million of capital expenditures. This level of capital spending is approximately 50% below the first nine months of 2002 and reflects an intentional effort to limit capital spending given current general economic conditions. We anticipate capital spending to be approximately $8 million in the fourth quarter of 2003 and $30 million in 2004. Additionally, $1.9 million of proceeds were received from the sale of a former manufacturing facility and $1.0 million of cash was received in partial payment of loans plus interest from shareholders.

   Cash flow used by financing activities in 2002 was $16.2 million, primarily reflecting a reduction in long-term debt of $15.4 million, a net decrease in revolving credit borrowings of $2.2 million and $5.0 million of dividends paid to shareholders of common stock during 2002. The cash flow used was partially offset by proceeds from the exercise of stock options of $2.4 million and a net increase in other debt of $4.0 million.

   Cash flow used by financing activities in the first nine months of 2003 was $52.9 million, reflecting the repayment of long-term debt of $14.1 million, a net decrease in revolving credit borrowings of $13.3 million and a $25.5 million net decrease in other debt, principally related to our European operations short-term borrowings.

   Our current credit facility was entered into in 1999 with one lead bank as administrative agent, and a syndicate of lenders. The facility, as amended and reduced by prepayments, consists of: term loans in dollars in an aggregate amount up to $297.5 million, term loans in dollars and foreign currencies in an aggregate amount up to $28.9 million and revolving loans and letters of credit in dollars and foreign currencies in an aggregate amount up to $200.0 million. In April 2002, we amended the credit facility to permit increased financial flexibility through March 2003. Fees and expenses associated with the amendment were $2.0 million and were being amortized over the one-year period of the amendment. In October 2002, we further amended our credit facility through March 2004. As part of the amendment, we suspended our quarterly cash dividend of $0.05 per common share for the term of the amendment. Fees and expenses of approximately $4 million were incurred for the amendment and will be amortized over the life of the amendment. As a result of the completion of the October 2002 amendment, we recorded $1.1 million of other financial costs for the write-off of unamortized bank fees. Of the $1.1 million, $0.6 million related to fees paid in April 2002 for a prior amendment, the terms of which were substantially amended by the October amendment and $0.5 million was due to the reduction in borrowing capacity of the revolving portion of the credit facility. Borrowings under the credit facility were $415.6 million and $391.3 million at December 31, 2002 and September 30, 2003, respectively. Loans under the credit facility bear interest, at our option, at (i) a spread over LIBOR or (ii) a spread over the Alternate Base Rate, which is defined as the higher of (a) the agent's prime rate, (b) the secondary market rate for certificates of deposit (adjusted for reserve requirements) plus 1% or (c) the Federal Funds Effective Rate plus 1/2 of 1%. This facility will be repaid and terminated in connection with the financing transactions.

   Our European operations participate in arrangements with several European financial institutions who provide extended accounts payable terms to us on an uncommitted basis. In general, the arrangements provide for accounts payable terms of up to 180 days. At December 31, 2002, the arrangements had a maximum availability limit of the equivalent of approximately $105 million, of which approximately $88 million was drawn. At September 30, 2003, the arrangements had a maximum availability limit of the equivalent of approximately
$94 million, of which approximately $77 million was drawn. Should the availability under these arrangements be reduced or terminated, we would be required to negotiate longer payment terms or repay the outstanding obligations with our suppliers under this arrangement over 180 days and seek alternative financing arrangements which could increase our interest expense. There can be no assurance that we will be able to obtain such financing if needed. We also have an approximate $25 million uncommitted facility in Europe, which allows us to sell at a discount, with limited recourse, a portion of our accounts receivable to a financial institution. Under our current credit facility, borrowings under this facility are limited to $20 million. At September 30, 2003, this accounts receivable facility was not drawn upon.

   During the fourth quarter of 2002, as a result of declining returns in the investment portfolio of our defined benefit pension plan, we were required to record a minimum pension liability equal to the underfunded status of our plan. At December 31, 2002, we recorded an after-tax charge of $29.2 million to accumulated other comprehensive income in the equity section of our balance sheet. We will experience an increase in our future pension expense and in our cash contributions to our defined benefit pension plan. Pension expense is expected to increase by approximately $5.7 million in 2003 compared to 2002 and our required cash contributions are expected to increase by $2.9 million in 2003 from $3.0 million in 2002. In 2004, pension expense is expected to increase $0.6 million from 2003 and cash contributions are expected to increase an additional $6.6 million from 2003.

   Summarized information about our contractual obligations and commercial commitments as of September 30, 2003 is, after giving effect to this offering and the other refinancing transactions and the use of proceeds therefrom, as follows (in millions of dollars):

                                                                                                 Payments Due by Period
                                                                                     ----------------------------------------------
                                                                                              Less than    1 - 3    4 - 5   After 5
                                                                                     Total      1 Year     Years    Years    Years
                                                                                     ------   ---------    -----    -----   -------
Contractual Obligations
 Long-term debt..................................................................    $370.4     $ 3.7      $  --    $ --     $366.7
 Operating leases................................................................      25.0       8.0       16.2     0.8         --
 Commodity futures and forward pricing agreements................................      47.7      47.1        0.6      --         --
 Foreign currency contracts......................................................      33.1      30.0        3.1      --         --
                                                                                     ------     -----      -----    ----     ------
   Total.........................................................................    $476.2     $88.8      $19.9    $0.8     $366.7
                                                                                     ======     =====      =====    ====     ======

   We anticipate being able to meet our obligations as they come due.

Off Balance Sheet Assets and Obligations

   In May 2001, we completed an accounts receivable asset-backed securitization financing transaction. The securitization financing provides for certain domestic trade receivables to be sold to a wholly owned, special purpose, bankruptcy-remote subsidiary without recourse. This subsidiary in turn transfers the receivables to a trust which issued floating rate five-year certificates in an initial amount of $145 million. The proceeds from the initial transfer were utilized to reduce term debt. In addition, a variable certificate component of up to $45 million for seasonal borrowings was established as a part of the securitization financing. This variable certificate component will fluctuate based on the amount of eligible receivables. Sales of receivables under this program result in a reduction of total accounts receivable reported on our consolidated balance sheet. Our retained interest in the receivables is carried at their fair value, which is estimated as the net realizable value. The net realizable value considers the relatively short liquidation period and includes an estimated provision for credit losses. The five-year certificates bear a weighted average interest rate of 57 basis points over LIBOR.

   As a result of the building wire asset sale and the exit from the retail cordsets business, the securitization financing program was downsized in the first quarter of 2002, through the repayment of a portion of the outstanding certificates, to $80 million. The repayment of the certificates was funded by the collection of the outstanding building wire and retail cordsets accounts receivable. The $45 million seasonal borrowing component was unaffected.

   At September 30, 2003 and December 31, 2002, the off balance sheet debt, net of cash held in the trust, was $72.8 million and $48.5 million, respectively. This off balance sheet debt is fully collateralized by accounts receivable and cash held in the trust. This securitization financing will be terminated in connection with the refinancing transactions.

Environmental Matters

   Our expenditures for environmental compliance and remediation amounted to approximately $0.8 million for the nine months ended September 30, 2003 and $0.6 million, $0.9 million and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, certain of our subsidiaries have been named as potentially responsible parties in proceedings that involve environmental remediation. We had accrued $5.2 million at September 30, 2003 for all environmental liabilities. In the Wassall acquisition of General Cable from American Premier Underwriters, American Premier indemnified us against certain environmental liabilities arising out of our or our predecessors' ownership or operation of properties and assets, which were identified during the seven-year period ended June 2001. As part of the 1999 acquisition, BICC plc agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. We have agreed to indemnify Pirelli and Southwire Company against certain environmental liabilities arising out of the operation of the divested businesses prior to the sale. However, the indemnity we received from BICC plc related to the business sold to Pirelli terminated upon the sale of those businesses to Pirelli. While it is difficult to estimate future environmental liabilities, we do not currently anticipate any material adverse effect on our results of operations, cash flows or financial position as a result of compliance with federal, state, local or foreign environmental laws or regulations or remediation costs.

Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to various market risks, including changes in interest rates, foreign currency and commodity prices. To manage risk associated with the volatility of these natural business exposures, we enter into interest rate, commodity and foreign currency derivative agreements as well as copper and aluminum forward purchase agreements. We do not purchase or sell derivative instruments for trading purposes. We do not engage in trading activities involving commodity contracts for which a lack of marketplace quotations would necessitate the use of fair value estimation techniques.

   The notional amounts and fair values of these financial instruments at September 30, 2003 and December 31, 2002, are shown below (in millions). The carrying amount of the financial instruments was a liability of $(5.3) million at September 30, 2003 and $(6.8) million at December 31, 2002.

                                                                                          September 30, 2003     December 31, 2002
                                                                                          -------------------    -----------------
                                                                                           Notional     Fair     Notional    Fair
                                                                                            Amount     Amount     Amount    Amount
                                                                                          ---------    ------    --------   ------
Interest rate swaps ..................................................................      $209.0      $(4.4)    $  9.0     $(0.9)
Forward starting interest rate swaps .................................................          --         --      200.0      (6.5)
Foreign currency forward exchange ....................................................        33.1       (0.6)      29.5       0.7
Commodity futures ....................................................................        11.4       (0.3)       9.2      (0.1)
                                                                                                        -----                -----
                                                                                                        $(5.3)               $(6.8)
                                                                                                        =====                =====